Exhibit 10.1

AMENDMENT AND EXCHANGE AGREEMENT

AMENDMENT AND EXCHANGE AGREEMENT (the “Agreement”), dated as of March 13, 2008, by and among Nanogen Inc., a Delaware corporation, with headquarters located at 10398 Pacific Center Court, San Diego, California 92121 (the “Company”), and                      (the “Investor”).

WHEREAS:

A. The Company, the Investor and certain other investors (the “Other Investors”, and collectively with the Investor, the “Investors”) are parties to that certain Securities Purchase Agreement, dated as of August 26, 2007 (the “Existing Securities Purchase Agreement”), pursuant to which, among other things, the Investors purchased from the Company (i) 6.25% senior convertible notes due 2010 (the “Existing Notes”), which are convertible into shares (the “Existing Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain first supplemental indenture, dated August 27, 2007 (the “First Supplemental Indenture”), which supplements the Indenture dated August 27, 2007, by and between the Company and Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (such indenture, as modified by any supplement and amendment thereto as of the date hereof, the “Indenture”) and (ii) three series of warrants, which are exercisable into shares of Common Stock.

B. The Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, on the Closing Date (as defined below), the Company and the Investor shall exchange a portion of such Investor’s Existing Notes for the Company’s 9.75% Senior Secured Convertible Notes in an aggregate principal amount as is set forth opposite such Investor’s name in column (3) of the Schedule of Investors attached hereto and in the form attached hereto as Exhibit A (the “Exchanged Notes”), which shall be convertible into shares of Common Stock (the “Exchanged Conversion Shares”).

C. The exchange of the Existing Notes of the Investor for the Exchanged Notes is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.

D. As additional consideration for the transactions contemplated hereby, any Exchanged Notes issued hereunder will be secured by a first priority, perfected security interest in certain of the assets of the Company and the stock and assets of each of the Company’s subsidiaries, as evidenced by the security agreement attached hereto as Exhibit B (the “Security Agreement”, and together with any ancillary documents related thereto, collectively the “Security Documents”).

E. The accrued and unpaid interests under the Existing Notes prior to the issuance of the Exchanged Notes will be included as additional interest obligations under the Exchange Notes, and the Company will pay such additional interest on the first interest payment date pursuant to the terms of the Exchanged Notes.

F. Concurrently herewith each of the Other Investors is also entering into agreements identical to this Agreement (the “Other Agreements”) (other than proportional changes (the “Proportionate Changes”) in the numbers reflecting the different principal amount of such Investor’s Existing Notes) with the Company and surrendering its Existing Notes for Exchanged Notes and identical to Exchanged Notes of the Investor hereunder (other than the Proportionate Changes).

G. In connection with the transactions contemplated hereby, the Investor is also entering into that certain Consent and Agreement with the Company, pursuant to which the Investor provides the Company with a consent under the Indenture to complete certain royalty assignment transaction.

H. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Securities Purchase Agreement as amended hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investor hereby agree as follows:

1.	EXCHANGE OF EXISTING NOTE AND ISSUANCE OF EXCHANGED NOTES.

(a) Exchange. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, at the Closing, (x) the Investor shall surrender to the Company its Existing Note (or such other documentation reasonably satisfactory to the Company that the Investor held such Existing Note as a Physical Security and that the Investor’s Existing Note has been lost or destroyed) in an aggregate principal amount as set forth opposite such Investor’s name in column (4) on the Schedule of Investors attached hereto and the Company shall issue and deliver to the Investor an Exchanged Note with that aggregate principal amount set forth opposite the Investor’s name in column (3) of the Schedule of Investors attached hereto, and (y) immediately following the Closing Date (as defined below), in accordance with Section 3.07 of the First Supplemental Indenture, the Existing Note of the Investor shall be reduced to the aggregate principal amount as is set forth opposite such Investor’s name in column (5) of the Schedule of Investors attached hereto. The Investor acknowledges that the Exchanged Note shall include all Interest, Late Charges, fees and other amounts payable in respect of the portion of the Existing Note cancelled upon issuance of the Exchanged Note (the “Exchanged Interest”) and that notwithstanding anything to the contrary in the Indenture no such Exchanged Interest shall be payable in respect of the Existing Notes (as reduced pursuant to the foregoing exchange) or the Indenture but shall be payable solely upon the terms of the Exchanged Note.

(b) Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York Time, on March 20, 2008, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6 below (or such earlier or later date as is mutually agreed to by the Company and the Investor). The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(c) Waiver of Right of First Refusal. Solely with respect to the issuance by the Company of the Exchanged Notes contemplated hereunder, the Investor hereby waives its rights pursuant to Section 4(m) of the Existing Securities Purchase Agreement, and the Company shall not be obligated to make any offer to the Investor pursuant to Section 4(m) thereof.

2.	AMENDMENTS TO TRANSACTION DOCUMENTS.

(a) Amendment to Existing Securities Purchase Agreement. Subject to the modifications set forth in Schedules 2(a) and 3(b) hereof, and except for Section 1, 6 and 7 of the Existing Securities Purchase Agreement, the Existing Securities Purchase Agreement is hereby amended as follows:

(i) All references to “Notes” shall include the “Exchanged Notes” (as defined in those certain Amendment and Exchange Agreements, each by any between the Company and a Buyer, dated as of March 13, 2008 (the “Amendment Agreements”)”;

(ii) All references to “Conversion Shares” shall include the “Exchanged Conversion Shares (as defined in the Amendment Agreements) “;

(iii) The defined term “Transaction Documents” is hereby amended to include the Amendment Agreements and the Security Documents;

(iv) All references to “Securities Purchase Agreement” shall mean, and are hereby replaced by “Securities Purchase Agreement, as amended by the Amendment Agreements”;

(v) On the Closing Date, Section 4 of the Existing Securities Purchase Agreement is hereby amended by adding the following:

“(p) Collateral Agent. Each Buyer hereby (a) appoints Portside Growth & Opportunity Fund, as the collateral agent hereunder, under the Exchanged Notes and under the other Security Documents (in such capacity, the “Collateral Agent”), and (b) authorizes the Collateral Agent (and its officers, directors, employees and agents) to take such action on such Buyer’s behalf in accordance with the terms hereof and thereof. The Collateral Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Buyer. Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Buyer for any action taken or omitted to be taken in connection hereof or any other Transaction Document except to the extent caused by its own gross negligence or willful misconduct, and each Buyer agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Transaction Documents. The Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of a majority in principal amount of the Exchanged Notes then outstanding, and such instructions shall be binding upon all holders of Exchanged Notes; provided, however, that the Collateral Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Transaction Document or applicable law. The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(q) Successor Collateral Agent.

(i) The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the other Transaction Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Company and each holder of Exchanged Notes. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to clauses (ii) and (iii) below or as otherwise provided below.

(ii) Upon any such notice of resignation, the holders of a majority in principal amount of the Exchanged Notes then outstanding shall appoint a successor collateral agent. Upon the acceptance of any appointment as collateral agent hereunder by a successor agent, such successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the collateral agent, and the Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents. After the Collateral Agent’s resignation hereunder as the collateral agent, the provisions of this Section 4(q) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and the other Transaction Documents.

(iii) If a successor collateral agent shall not have been so appointed within said thirty (30) Business Day period, the Collateral Agent shall then appoint a successor collateral agent who shall serve as the collateral agent until such time, if any, as the holders of a majority in principal amount of the Exchanged Notes then outstanding appoint a successor collateral agent as provided above.”

(b) Ratifications. Except as otherwise expressly provided herein, (i) the Securities Purchase Agreement and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (A) all references in the Existing Securities Purchase Agreement to the “Securities Purchase Agreement”, “hereto”, “hereof”, “this Agreement”, “hereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Existing Securities Purchase Agreement as amended by this Agreement and the Other Agreements, and (B) all references in the other Transaction Documents to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Existing Securities Purchase Agreement as amended by this Agreement and the Other Agreements, and (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Investor under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document.

3.	REPRESENTATIONS AND WARRANTIES

(a) Investor Representations. The Investor hereby represents and warrants to the Company as to the Exchanged Notes and the Exchanged Conversion Shares as set forth in Section 2 of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof (except for representations and warranties that speak as of a specific date, which shall remain true and correct as of such specific date) and set forth in their entirety in this Agreement.

(b) Company Representations.

(i) The Company represents and warrants to the Investor as set forth in Section 3 of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof (except for representations and warranties that speak as of a specific date, which shall remain true and correct as of such specific date, and except as set forth in a Disclosure Schedule attached hereto) and set forth in their entirety in this Agreement. Such representations and warranties to the transactions thereunder and the securities issued thereby are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities hereby, references therein to “Closing Date” being deemed references to the Closing Date as defined in Section 1(b) above, and references to “the date hereof” being deemed references to the date of this Agreement.

(ii) The Company further represents and warrants to the Investor as of the date hereof as follows:

(1) Neither the Company nor any Subsidiary is or, after giving effect to the issuance of the Exchanged Notes and the offer and sale of the Exchanged Conversion Shares contemplated hereunder and the application of the net proceeds from such sale, will be an “investment company” within the meaning of such term under the 1940 Act, and the rules and regulations of the SEC thereunder.

(2) Other than the sale and issuance of the Securities (as defined in the Existing Securities Purchase Agreement), the Company has not sold or issued any securities that would be integrated with the issuance and offering of the Securities (as defined in the Securities Purchase Agreement) contemplated by this Agreement pursuant to the 1933 Act, the Rules and Regulations or the interpretations thereof by the SEC. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this issuance and offering of the Securities (as defined in the Securities Purchase Agreement) to require approval of stockholders of the Company for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. Other than the sale and issuance of the Securities (as defined in the Existing Securities Purchase Agreement), none of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would cause the issuance and offering of the Securities (as defined in the Securities Purchase Agreement) to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(3) The aggregate Indebtedness owed by all Subsidiaries to the Company as of the date hereof is approximately $155,016,000 million.

(4) The aggregate Indebtedness owed by all Subsidiaries to the Company as of the Closing Date shall not exceed $ 175,016,000 million.

(c) No Event of Default. The Company represents and warrants to the Investor that after giving effect to the terms of this Agreement and the Other Agreements, no Default or Event of Default (as defined in the Indenture) shall have occurred and be continuing as of the date hereof.

(d) Public Information. At any time during the period commencing on the Closing Date and ending at such time that all of the Securities can be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if a registration statement is not available for the resale of all of the Securities and the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c)(1) (a “Public Information Failure”) then, as partial relief for the damages to any holder of Securities by reason of any such delay in or reduction of its ability to sell the Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate Purchase Price of such holder’s Securities on the day of a Public Information Failure and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144. The payments to which a holder shall be entitled pursuant to this Section 3(d) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

(e) Holding Period. For the purposes of Rule 144(d), the Company acknowledges that the holding period of the Existing Notes (including the corresponding Existing Conversion Shares) may be tacked onto the holding period of the Exchanged Notes (including the corresponding Exchanged Conversion Shares). The Company agrees not to take a position contrary to this Section 3(e). The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue to the Exchanged Conversion Shares that are freely tradable on an Eligible Market without restriction and not containing any restrictive legend without the need for any action by the Investor

4.	FEES AND EXPENSES

[PORTSIDE ONLY][At the Closing, the Company shall reimburse the Investor for its legal and due diligence fees and expenses in connection with the preparation and negotiation of this Agreement and the related documents by paying such amount to

Schulte Roth & Zabel LLP (the “Investor Counsel Expense”).] Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other non-income taxes and duties levied in connection with the issuance of the Exchanged Notes.

5.	CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.

The obligations of the Company to the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a) The Investor shall have executed this Agreement and delivered the same to the Company.

(b) The Investor shall have delivered to the Company, pursuant to the Indenture and this Agreement, such principal amount of its Existing Note being exchanged at the Closing or such other documentation reasonably satisfactory to the Company that the Investor held such Existing Note as a Physical Security and that the Investor’s Existing Note has been lost or destroyed.

(c) The representations and warranties of the Investor in Section 3(a) hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date).

6.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS HEREUNDER.

The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed and delivered to the Investor (i) this Agreement and the Other Agreements, (ii) each of the Security Documents, and (iii) the Exchanged Notes (allocated in such principal amounts as the Investor shall request) being issued to the Investor at the Closing pursuant to this Agreement.

(b) Each of the Other Investors shall have (i) executed the Other Agreements, (ii) satisfied or waived all conditions to the closings contemplated by such agreements and (iii) surrendered such principal amount of their Existing Notes being exchanged at the Closing or such other documentation reasonably satisfactory to the Company that such Other Investor held such Existing Note as a Physical Security (as defined in the First Supplemental Indenture) and that such Other Investor’s Existing Note has been lost or destroyed.

(c) The Investor shall have received the opinion of Morgan, Lewis & Bockius LLP, the Company’s counsel, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

(d) The Company shall have delivered to the Holder Part A of Schedule I to the Security Agreement.

(e) The Company shall have delivered to the Investor a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(f) The Company shall have delivered to the Investor a certificate (or a fax or pdf copy of such certificate) evidencing the formation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(g) The Company shall have delivered to the Investor a certificate (or a fax or pdf copy of such certificate) evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State of California, which is the only jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date.

(h) The Company shall have delivered to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware (or a fax or pdf copy of such certificate) within ten (10) days of the Closing Date.

(i) The Company shall have delivered to the Investor a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s Board of Directors in a form reasonably acceptable to the Investor, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit E.

(j) The representations and warranties of the Company in Section 3(b) shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Investor shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit F.

(k) The Company shall have delivered to the Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date.

(l) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor, except as set forth in the Company’s filings with the SEC, shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(m) In accordance with the terms of the Security Documents, the Company shall have delivered to the Collateral Agent (i) certificates representing the Company’s U.S. Subsidiaries’ shares of capital stock to the extent such subsidiary is a corporation or otherwise has certificated capital stock, along with duly executed blank stock powers and (ii) appropriate financing statements on Form UCC-I to be duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Document.

(n) Within two (2) Business Days prior to the Closing, the Company shall have delivered or caused to be delivered to the Investor (i) true copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Investor, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Investors and except with respect to any Permitted Liens (as defined in the Exchanged Notes) shall not show any such Liens (as defined in the Security Documents);

(o) [PORTSIDE ONLY][The Company shall have delivered or caused to be delivered to Schulte Roth & Zabel LLP an amount in United States dollars and in immediately available funds, by one or more wire transfers to an account designated in writing by the Schulte Roth & Zabel LLP for such purpose, equal to the Investor Counsel Expense.]

(p) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

7.	MISCELLANEOUS.

(a) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement (the “8-K Filing Time”), the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the material Transaction Documents that have not previously been filed with the SEC by the Company (including, without limitation, this Agreement, the Other Agreements, the Security Documents and the form of the Exchanged Notes) as exhibits to such filing (including all attachments, the “8-K Filing”). Also included in the 8-K Filing, (x) the Company shall announce that it has engaged an investment banker to explore strategic alternatives, including, without limitation, the sale of the Company and (y) the Company shall set forth the book value of the Company as of December 31, 2007. As of immediately following the filing of the 8-K Filing with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing or in prior filings with the SEC. For so long as the Exchanged Notes and the Warrants (as defined in the Securities Purchase Agreement) are outstanding, other than notices required to be delivered pursuant to Section 4(m) of the Securities Purchase Agreement, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Investor. For so long as the Exchanged Notes and the Warrants are outstanding, if the Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries provided in breach of the preceding sentence, it shall provide the Company with written notice thereof in which case the Company shall, within five (5) Trading Days (as defined in the Exchanged Notes) of receipt of such notice, make public disclosure of any such material, nonpublic information provided in breach of the preceding sentence. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Investor shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law, regulation or any Eligible Market on which the Company’s securities are then listed or quoted (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Investor in any filing, announcement, release or otherwise other than in connection with the Registration Statement unless such disclosure is required by law, regulation or any Eligible Market on which the Company’s securities are then listed or quoted.

(b) Blue Sky. If required, the Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investor at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c) Stockholder Approval. The Company shall provide each stockholder entitled to vote at the next annual meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not later than June 30, 2008 (the “Stockholder Meeting Deadline”), a proxy statement, substantially in the form which has been previously reviewed by the Buyers and Schulte Roth & Zabel LLP, at the expense of the Company, not to exceed $10,000, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (the “Stockholder Resolutions”) providing for the Company’s issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Company shall use its best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline.

(d) Dilutive Issuances. For so long as any Exchanged Notes remain outstanding, unless or until the Stockholder Approval has been obtained, the Company shall not, in any manner, enter into or affect any Dilutive Issuances (as defined in the Exchanged Notes).

(e) Mandatory Redemption. Pursuant to Section 8(a) of the Exchanged Notes, on the date that is the later of (i) the Closing Date and (ii) one Business Day following the closing of the DRT Transaction (as defined in the Exchanged Notes), the Company shall pay to the Investor its share of the Monthly Installment Amount (as defined in the Exchanged Notes), which is equal to the amount set forth opposite the Investor’s name in column (6) of the Schedule of Investors attached hereto, in United States dollars and in immediately available funds by wire transfer to an account designated in writing by the Investor for such purpose.

(f) Post-Closing Security Documents. On or prior to thirty (30) calendar days after the Closing Date, the Company shall have delivered to the Investor the schedules to the Security Agreement in a form reasonably satisfactory to the Required Holders. On or prior to fourteen (14) calendar days after the Closing Date, the Company shall have delivered to the Collateral Agent certificates representing the Company’s non-U.S. Subsidiaries’ shares of capital stock to the extent such subsidiary is a corporation or otherwise has certificated capital stock, along with duly executed blank stock powers.

(g) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(i) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(j) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(k) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(l) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Existing Securities Purchase Agreement.

(o) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Nanogen Inc.
10398 Pacific Center Court
San Diego, California 92121
Telephone:	(858) 410-4600
Facsimile:	(858) 410-4949
Attention:	David Ludvigson

with a copy (for informational purposes only) to:

Morgan, Lewis & Bockius LLP One Market, Spear Street Tower
San Francisco, CA 94605
Telephone:	(415) 442-1091
Facsimile:	(415) 442-1001
Attention:	Scott D. Karchmer, Esq.

If to the Transfer Agent:

Computershare Investor Services
250 Royall Street Canton, MA 02021

Telephone:	(877) 282-1168
Facsimile:	(781) 575-3606
Attention:	Jeff Seiders

If to the Investor, to its address and facsimile number set forth on the Schedule of Investors, with copies to such Investor’s representatives as set forth on the Schedule of Investors with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP 919 Third Avenue
New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(p) Remedies. The Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(q) Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Agreement or any other Transaction Document are several and not joint with the obligations of any other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in this Agreement or any other Transaction Document, and no action taken by the Investor pursuant hereto, shall be deemed to constitute such Investor and other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such Investor and the other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Document and the Company acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by Agreement and any other Transaction Document. The Company and the Investor confirms that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Document, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

(r) Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any amendment, settlement or waiver (each a “Settlement Document”) relating to the terms, conditions and transactions contemplated hereby, is or will be more favorable to such Person than those of the Investor and this Agreement shall be, without any further action by the Investor or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms contained in such Settlement Document. Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to the Transaction Documents) as the Investor may reasonably request to further effectuate the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Amendment and Exchange Agreement to be duly executed as of the date first written above.

COMPANY:

NANOGEN, INC.

By:
Name:
Title:

[Signature Page to Amendment and Exchange Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Amendment and Exchange Agreement to be duly executed as of the date first written above.

INVESTOR:

By:

By:
Name:
Title:

[Signature Page to Amendment and Exchange Agreement]

Exhibit A

Exchanged Note

Exhibit B

Security Agreement

Exhibit C

Opinions from Morgan Lewis

Exhibit D

Irrevocable Transfer Agent Instructions

Exhibit E

Secretary’s Certificate

Exhibit F

Officer’s Certificate

Schedule 2(a) and 3(b)

Modification to the Company’s Covenants in Section 4 of Securities Purchase Agreement.

•	The term “Notes” in Section 4(b) shall mean the Existing Notes.

•	The term “Securities” in Section 4(c) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

•	The term “Securities” in Section 4(d) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

Modification to Company Representations in Section 3 of Securities Purchase Agreement

•

Insert the phrase “except as set forth in the Disclosure Schedule attached to the Amendment and Exchange Agreement dated March 13, 2008 between the Company and the Buyers” immediately after the sentence “The Company represents and warrants to each of the Buyers that, as of the date hereof and as of the Closing Date” in Section 3.

•	The term “Securities” in Section 3(a) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

•	The term “Securities” in Section 3(b)(ii) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

•	The term “Irrevocable Transfer Agent Instruction” in Section 3(d) shall refer to the Irrevocable Transfer Agent Instruction attached as Exhibit [ ] in this Agreement.

•	The first sentence of Section 3(f) shall read as follows:

As of the date hereof and as of the Closing Date, the Company has or will have, as the case may be, an authorized, issued and outstanding capitalization as is set forth in Schedule 3(f) to the Amendment Agreement (subject to the issuance of shares of Common Stock upon exercise of stock options and warrants disclosed as outstanding in the Registration Statement and the Prospectus and the grant or issuance of options or shares under existing equity compensation plans or stock purchase plans described in the Registration Statement or the Prospectus), and such authorized capital stock conforms to the description thereof set forth in the Registration Statement and the Prospectus.

•	The term “Securities” in Section 3(g)(i) shall have the meaning as set forth in the Existing Securities Purchase Agreement. .

•	The term “Securities” in Section 3(g)(ii) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

•	The term “Securities” in Section 3(h) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

•	The term “Securities” in Section 3(x) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

•	The term “Securities” in Section 3(hh) shall have the meaning as set forth in the Existing Securities Purchase Agreement.

Schedule of Exceptions to the Securities Purchase Agreement as Referenced in the

Amendment and Exchange Agreement

Schedule 3(g)(i): Disclosure

As of the date hereof, the Company believes it will file a Form 12b-25 on or about March 18, 2008 to report its inability to file its Annual Report on Form 10-K by the initial filing deadline of March 17, 2008. This is due to the fact that the Company’s registered independent public accountants have not yet completed the review of the Company’s consolidated financial statements for the fiscal year ended December 31, 2007. The delay is primarily due to the additional time required to analyze certain accounting treatment relating to the Company’s investments in Jurilab Ltd. in 2005 and 2006 (see below). The Company’s auditors are finalizing the audited financial statements and it is anticipated that the Form 10-K, along with the audited financial statements, will be filed on or prior to the 15th calendar day following the prescribed due date of the Company’s 2007 Form 10-K.

Schedule 3(j): Financial Statement

In December 2007, the Company received a comment letter from the SEC resulting from the SEC’s review of the Company’s Form 10-K for fiscal year end December 31, 2006 and Form 10-Q for fiscal quarter ended September 30, 2007 public filings. The SEC comment letter contained nine questions, eight of which have been resolved. The currently unresolved SEC comment relates to accounting for the Company’s investment in Jurilab. In a series of investments in 2005 and 2006, the Company invested approximately $3 million in equity in exchange for approximately 29% of the outstanding stock of Jurilab. Under FIN46 “Variable Interest Entity” rules, the Company consolidated Jurilab’s results until Q3-07, at which point Jurilab received a significant investment from a separate third party. From the initial investment and continuing through the deconsolidation, the Company recorded 100% of their losses. Upon deconsolidation, the Company recognized a non-cash gain of $5.8 million, which represented losses incurred by Jurilab during this time which were in excess of the investment. The methodology used to consolidate and deconsolidate Jurilab are being reviewed. It is possible this may result in a restatement of financial statement of prior periods. Although the net impact of the entries are not expected to result in a cumulative change in the income statement, there could be a material shifting of which period during which gains and losses were recorded on the financial statement.

The Company expects that the audit report of its registered independent public accountants for the Company’s consolidated financial statements for the fiscal year ended December 31, 2007 will contain a “going concern” note.

Schedule 3(l): Weaknesses or Changes in Internal Accounting Controls

Our auditors are currently testing our internal controls as of December 31, 2007. Although they have not yet completed the audit, we expect that auditors will include a material weakness qualification to their opinion. The qualification is due to two primary factors: the accounting for Jurilab accounting (as discussed above), and inventory valuation policies and procedures.

Although we believe the auditors will be able to conclude that the inventory balances are reasonably stated in accordance with GAAP, the auditors are expect to recommend improvement in the policies and procedures used to perform internal valuation testing and the documentation for the review and approval of such processes.

Schedule 3(m): Sarbanes-Oxley

Refer to item (l) above.

Schedule 3(s): Contracts

The Company and its subsidiary, Epoch Biosciences, Inc., have not paid rent due in February and March 2008 under real property leases for their facilities in San Diego, California and Bothell, Washington. On March 10, 2008, the Company received a notice of default from the landlord of its San Diego premise. The monthly rent for Nanogen is approximately $114,000 per month, and for Epoch is approximately $73,000 per month.

Schedule 3(y): Internal Accounting Controls

See responses to (l) and (m) above.

Schedule 3(ff): Listing

On November 27, 2007, Nanogen, Inc. (the “Company”) received a letter from the NASDAQ Stock Market advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock (the “Common Stock”) had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). This notification has no effect on the listing of the Common Stock at this time. The content of the letter, which sets forth the process by which the Company may regain compliance, are described in detail in the Company’s Current Report on Form 8-K filed on November 30, 2007.